                                                                   EXHIBIT 10.87

     Attached is the employment offer letter originally given to James LaLonde by Brocade Communications Systems, Inc. (the "Company") in connection with his initial employment. Subsequent to such time, the Company agreed with Mr. LaLonde that Mr. LaLonde's title was Vice President, Worldwide Field Sales, his base salary was $200,000, and his incentive target for fiscal year 2004 was $250,000. On May 12, 2004, the Company entered into a Settlement Agreement and Release, which is attached. Mr. LaLonde is no longer employed by the Company.

                               [BROCADE LOGO(R)]

                                     BROCADE

March 31,2003

James LaLonde
The Waterfront
17th floor Tower III
Flat F
Hong Kong

Re: Transfer of Employment to Brocade Communications Systems, Inc. ("Brocade
    USA")

Dear James,

We are writing this letter to you, in conjunction with Brocade Hong Kong Limited ("Brocade HK"), to inform you that Brocade HK will transfer your employment to Brocade Communications Systems, Inc. ("Brocade USA") effective April 1, 2003, in accordance with your promotion to Vice President, International Sales, and the compensation and relocation details provided to you by Greg Reyes on December 13,2002.

This purpose of this letter is to inform you that your employment with Brocade HK will terminate on March 31, 2003. Brocade Communications Systems, Inc. ("Brocade USA") joins in this letter to offer you employment with it, effective. April 1, 2003.

Your compensation will remain the same, less applicable withholding, in accordance with Brocade's normal US payroll procedures. As a US employee, you are also eligible to receive certain employee benefits; the details of these employee benefits are attached.

You agree that, during the term of your employment with Brocade US, you will not engage in any other employment, occupation,consulting or other business activity directly related to the business in which Brocade US is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Brocade US.

As a Brocade US employee, you will be expected to abide by Brocade US rules and standards, as outlined in Brocade US Employee Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Brocade US, and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and Brocade US agree that all such disputes shall be fully and finally resolved by binding arbitration. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Brocade US's trade secrets or proprietary information.

Your employment with Brocade US is "at will" and may be terminated by either the employee or employer at any time, for any reason. Nothing in this offer is to be construed as a contract of employment for any specific length of time. Except for the Employee Invention Assignment and Confidentiality Agreement, and any rights in employee benefits generally offered to employees of Brocade US, this offer represents the entire agreement related to your employment with Brocade US and supersedes all prior or contemporaneous oral or written Communications and representations.

This letter, along with any agreements relating to proprietary rights between you and Brocade US, set forth the terms of your employment with Brocade US and supersede any prior representations or agreements, whether written or oral. This letter including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement, signed by Brocade US Vice President of Human Resources and yourself.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
                   1745 Technology Drive, San Jose, CA 95110
                         T.408.487.8000 F 408.487.8101

For purposes of federal immigration law (Immigration Reform and Control Act of 1986), you are required to provide documentary evidence of your eligibility for employment in the United States. Please bring the appropriate documentation, as listed on the enclosed 1-9 Form, with you on your first day. Such documentation must be provided to us within 3 (three) business days of your date of transfer, or our employment relationship with you may be terminated.

Sincerely,
BROCADE COMMUNICATIONS SYSTEMS, INC.

By: /S/ Stephanie Jensen
    --------------------
Stephanie Jensen
VP, Human Resources

I acknowledge receipt of the original of this letter terminating my employment as stated above and confirm that I will accept the offer of new employment with Brocade Communications Systems, Inc. In consideration of Brocade Communications Systems, Inc. having procured the offer of employment on terms the same as my present employment, I hereby release Brocade HK from any claim whatsoever which I may have against it in relation to the termination of my employment and transfer to Brocade Communications Systems, Inc. other than in respect of accrued and outstanding salary (if any) for the current month of employment.

By: /S/ James LaLonde
    -----------------
James LaLonde

Enclosures:

      Copy of December 13,2002 International Sales VP position compensation, transfer, and relocation details
      Brocade Employee Invention Assignment and Confidentiality Agreement
      1-9 Form
      W-4 Form
      EDD - Employee Withholding Allowance Certificate
      Direct Deposit Authorization Form
      US Benefit Packet Information

                                 [BROCADE LOGO]

                        SEPARATION AGREEMENT AND RELEASE

     This Separation Agreement and Release ("Agreement") is made by and between Brocade Communications Systems, Inc. ("Brocade" or the "Company"), and James LaLonde ("Employee").

     WHEREAS, Employee is employed by the Company;

     WHEREAS, the Company and Employee have entered into an employee invention assignment and confidentiality agreement (the "Confidentiality Agreement");

     WHEREAS, Employee has entered into the stock option agreements, identified on the Personnel Option Status Schedule attached hereto, granting Employee the option to purchase shares of the Company's common stock subject to the terms and conditions of the Company's stock option plans (the "Stock Plans") and the respective stock option agreements (the "Option Agreements");

     WHEREAS, the Company and Employee have decided to terminate Employee's employment;

     WHEREAS, the Parties, and each of them, wish to resolve any and all disputed claims, complaints, grievances, charges, actions, petitions and demands that Employee has or may have against the Company as defined, herein, including, but not limited to, any and all claims arising from or in any way related to Employee's employment relationship, or termination of his employment, with the Company;

     NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as "the Parties") hereby agree as follows:

     1.   Release from Regular Duties and Termination.

          (a) Employee is released from his regular duties as Vice President, Worldwide Field Sales effective as of April 30, 2004 (the "Release Date").

          (b) For purposes of this Agreement, Employee's employment with the Company shall terminate on the earlier of (i) October 31, 2004, or (ii) the termination of Employee's employment as provided in Section 2(a) or 2(b) below (such earlier date, the "Termination Date").

     2. Consideration. As consideration for this Agreement, the Company will provide the following benefits to Employee:

          (a) During the period commencing on the Release Date and ending on the Termination Date (the "Transition Period"), (i) Employee shall transition his regular duties to personnel identified by the Company, (ii) shall complete the "Advisory Project" as detailed in the attached Exhibit A, (iii) the Company shall pay to Employee a semi-monthly total gross compensation amount of $22,500, less applicable withholding, in accordance with Brocade's normal payroll procedures, and (iv) Employee shall continue to receive medical, dental and vision health insurance benefits. Employee shall not be entitled to any sales commissions or bonus for activities during the term of this Agreement. If Employee moves his household possessions back to Japan before the end of the Transition Period, and to the extent moving expenses are not reimbursed by a new employer, Company shall, upon delivery of documentation verifying the expense, reimburse reasonable moving expenses for household items in an amount not to exceed $65,000. Notwithstanding the foregoing, Employee acknowledges and agrees that in the event that Employee violates any terms of this Agreement during the Transition Period, (i) Employee's employment with Company shall be immediately terminated; (ii) all benefits under this Agreement immediately end (e.g., base salary, medical, dental and vision health insurance benefits, vesting of stock options, reimbursement of moving expenses); and (iii) Employee shall refund a dollar amount equal to the strike price of stock options that vested during the Transition Period and the closing price of Brocade stock on the date of the breach.

          (b) Subject to the terms of Section 2(a), the Parties agree that Employee's stock options will continue to vest until the Termination Date; provided, however, that the exercise of any stock options shall continue to be subject to the terms and conditions of the Stock Plans and Option Agreements, as applicable.

          (d) Subject to the terms of Section 2(a) above and subject to Employee's right to continue his health insurance under COBRA, Employee's health insurance benefits will cease at the end of the month in which the Termination Date occurs. Employee's participation in all other benefits incident to his employment with the Company will cease on the Termination Date.

     3.   Confidential Information.

          (a) Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall not disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to him by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of his or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

          (b) Employee shall return, and shall not utilize other than for company business, all the Company property, including, but not limited to, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, computer source code or other documents, or reproductions of any of the aforementioned items, and confidential and proprietary information in his possession to the Company on the Release Date.

          (c) Employee represents that he has complied with all the terms of the Confidentiality Agreement, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by him (solely or jointly with others) covered by the Confidentiality Agreement. Employee further represents and agrees that he will abide by his obligation under the Confidentiality Agreement to assist the Company in the preparation of assignments of intellectual property rights created while Employee was employed by the Company.

          (d) Employee agrees to keep confidential the fact that his role with the company has changed until after the Brocade earnings release in May, currently anticipated to be on May 19. The only individuals that you can speak with about this are Greg Reyes and Mike Vescuso.

     4. Noncompetition. In consideration of Employee's unique access to the Company's strategic plans, customer lists, contact lists, product plans and technical information regarding existing products, Employee agrees that during the Transition Period, Employee will not, directly or indirectly, accept employment with or provide any consulting, advisory or similar services to McData Corporation, Cisco Systems, Hewlett-Packard Company, IBM Corporation, Dell Inc. or EMC Corporation.

     5. Payment. Employee acknowledges and represents that the Company will have paid all salary, wages, bonuses, accrued vacation, and any and all other benefits due to Employee upon receipt of the payments and benefits earned during the term of this Agreement pursuant to Section 2 above.

     6. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date including, without limitation,

          (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

          (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Warn Act and Labor Code section 201, ET SEQ. and section 970, ET SEQ. and all amendments to each such Act as well as the regulations issued thereunder;

          (e) any and all claims for violation of the federal, or any state, constitution;

          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

          (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

          (h)  any and all claims for attorneys' fees and costs.

     Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Employee acknowledges and agrees that any breach of this paragraph shall constitute a material breach of this Agreement and in the case of a breach by Employee, shall entitle the Company immediately to recover the consideration discussed in paragraph 2 above. Employee shall also be responsible to the Company for all costs, attorneys' fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of this provision.

     7. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIS MUST HAVE MATERIALLY AFFECTED HIS SEPARATION WITH THE DEBTOR.

     Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

     8. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

     9. Application for Employment. Employee agrees that he shall not seek, apply for or accept reemployment with the Company. Employee understands and agrees that, as a condition of this Agreement, he shall not be automatically entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

     10. Confidentiality. Employee agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Separation Information"). Employee agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, other than Employee's legal counsel, if any, and agrees that there will be no publicity, directly or indirectly, concerning any Separation Information. Employee agrees to take every precaution to disclose Separation

Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Separation Information. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, it shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys' fees associated with the enforcement action, without regard to whether the Company can establish actual damages from the breach by Employee.

     11. No Cooperation. Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure of production of the existence or terms of this Agreement, and to furnish, within (3) three business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

     12. Non-Disparagement. Employee agrees that Employee will refrain from making any incorrect or disparaging statements about the Company, its products or services, its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. In response to inquiries from prospective employers regarding Employee, the Company's Human Resources Department will provide no other information other than Employee's dates of employment and positions held with the Company. With Employee's express written consent, the Company will confirm Employee's final annual base salary rate.

     13. Non-Solicitation. Employee agrees that for a period of one year following the Termination Date Employee will not directly or indirectly solicit, induce, recruit or encourage any employee of the Company to terminate his or her employment with the Company, or take away or hire such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself or any other person or entity. Employee further agrees that Employee will refrain from tortuously interfering with the contracts and relationships of the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

     14. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and separation of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

     15. Attorneys' Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys' fees, incurred in the connection with such an action.

     16. No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

     17. Tax Consequences. The Company makes no representation or warranties with respect tot the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee's failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys' fees.

     18. Indemnification. Employee agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys' fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false misrepresentation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee's benefit, upon Employee's initiative, or with Employee's aid or approval, contrary to the provisions of this Agreement. Employee further aggress that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

     19. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in Santa Clara, California, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. THE PARTIES AGREE AND HEREBY WAIVE THEIR RIGHTS TO A JURY TRIAL AS TO MATTERS ARISING OUT OF THE TERMS OF THIS AGREEMENT AND ANY MATTERS HEREIN RELEASED TO THE EXTENT PERMITTED BY LAW. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award, provided, however, that this arbitration provision shall not apply to any claims for injunctive relief by either of the Parties. The Parties further agree that the prevailing party in any arbitration shall be entitled to recover from the other party all legal costs and attorneys fees associated with the dispute.

     20. Authority. The Parties represent and warrant that they have the capacity to act on their own behalf of all who might claim through each of them to bind such parties to the terms and conditions of this Agreement. The Parties warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or courses of action released herein.

     21. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     22. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     23. Entire Agreement. This Agreement, the Option Agreements, the Stock Plan and the Confidentiality Agreement represent the entire agreement and understanding between the Company and, and supersede and replace any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company.

     24. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the (i) Chief Executive Officer or (ii) Vice President, Human Resources of the Company.

     25. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice of law principles.

     26. Effective Date. Employee has ten (10) days from the Release Date to consider this Agreement, and to return an executed copy to the Company. The date of receipt by the Chief Executive Officer or the Vice President, Human Resources of Company will be the effective date of this Agreement.

     27. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     28. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

     29. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a) They have read this Agreement;

          (b) They understand the terms and consequences of this Agreement and of the releases it contains; and

          (c) They are fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                 Brocade Communications Systems, Inc.



Dated: May 12, 2004              By /s/ Gregory L. Reyes
                                    -------------------------------------------
                                    Gregory L. Reyes
                                    CEO and Chairman of the Board


                                    James LaLonde, an individual


Dated: May 12, 2004                 /s/ James LaLonde
                                    -------------------------------------------

                                   EXHIBIT A:

                        Advisory Project - James Lalonde



During this period, James will report to the VP HR who will monitor the process of providing coaching and support to the new WW sales leader to ensure an effective transition and smooth assimilation of the field sales force structure and function. James will assist with transition and implementation of Ops Excellence initiative in Q3/Q4 `04. Key areas of focus include:

o Review and monitor plans to minimize revenue risk as we implement POR for Field Sales

o Review and monitor cross-functional interlock with OEM Sales and Marketing POR's to ensure that plan execution is integrated across the three functions

o Review and monitor field communication plans to make sure that field sales management, regional OEMs, and end user customers receive detailed communication checklists to minimize confusion or concern with the transition of field sales relationships

o Cooperate with the new WW sales leader to transfer your knowledge of field employees, regional OEM and customer relationships and contacts during the transition period.

o Quarterly check points in Q3 and Q4 with the VP of HR to monitor and evaluate the quality of the coaching and support.

o Two weeks before the end of Q4 James will prepare a white paper for me detailing what actions have been completed and what actions are still outstanding relative to the Field sales Ops Excellence transition and execution actions, as well as any open field employee or customer issues.